UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2021

VIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39470	84-3235065
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

195 South Milpitas Blvd Milpitas, California, 95035
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 263-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VIEW	The Nasdaq Stock Market
Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	VIEWW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On March 8, 2021 (the “Closing Date”), View, Inc., a Delaware corporation (f/k/a CF Finance Acquisition Corp. II (“CF II”)) (the “Company” or “View”), consummated the previously announced merger pursuant to an Agreement and Plan of Merger, dated November 30, 2020 (as amended, modified or waived from time to time, the “Merger Agreement”), by and among CF II, PVMS Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CF II (“Merger Sub”), and View Operating Corporation, a Delaware corporation (f/k/a View, Inc.) (“Legacy View”).

Pursuant to the Merger Agreement, a business combination between the Company and Legacy View was effected through the merger of Merger Sub with and into Legacy View, with Legacy View surviving as the surviving company and as a wholly-owned subsidiary of CF II (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, the Company changed its name from CF Finance Acquisition Corp. II to View, Inc. and Legacy View changed its name from View, Inc. to View Operating Corporation.

In connection with the special meeting of the stockholders of CF II held on March 5, 2021 (the “Special Meeting”) and the Business Combination, holders of 12,587,893 shares of Company Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), exercised their right to redeem their shares for cash at a redemption price of $10.00 per share, for an aggregate redemption amount of approximately $125.88 million.

On March 8, 2021, at the effective time of the Merger (the “Effective Time”), and subject to (and except as specifically provided by) the terms of the Merger Agreement, each share of Legacy View common stock, par value $0.0001 per share and each share of Legacy View preferred stock, par value $0.0001 per share, that was issued and outstanding immediately prior to the Effective Time, was automatically cancelled and ceased to exist in exchange for 0.02325 shares (the “Exchange Ratio”) of Class A Common Stock for each share of Legacy View common stock and Legacy View preferred stock, without interest, subject to rounding up such fractional shares of each holder to the nearest whole share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock that otherwise would be received by such holder).

At the Effective Time, each share of Merger Sub common stock outstanding immediately prior to the Effective Time, automatically and without any required action on the part of any holder or beneficiary thereof, was converted into and exchanged for one validly issued, fully paid and nonassessable share of Legacy View common stock.

At the Effective Time, each option to purchase shares of Legacy View common stock that was outstanding immediately prior to the Effective Time, whether vested or unvested, was assumed by the Company and converted into an option to purchase that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View common stock subject to the Legacy View option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio. Such assumed option shall have a per share exercise price for each share of Class A Common Stock issuable upon exercise of the assumed option equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View common stock subject to such Legacy View option immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Effective Time, each assumed option is governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View option immediately prior to the Effective Time.

At the Effective Time, each Legacy View warrant that was outstanding immediately prior to the Effective Time was assumed by the Company and converted into an assumed warrant exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio. Such assumed warrant shall have a per share exercise price for each share of Class A Common Stock issuable upon exercise of the assumed warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Effective Time, each assumed warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View warrant immediately prior to the Effective Time.

At the Effective Time, the Sponsor subjected 4,970,000 of its shares of Class B Common Stock (the “Sponsor Earn-Out Shares”) to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year post-Closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a Combined Entity sale, change of control or going private transaction or delisting after the Effective Time.

Following the Effective Time, View granted 12,500,000 performance-based restricted stock units for shares of Class A Common Stock of the Company (the “Officer RSUs”) and 5,000,000 options to purchase Class A Common Stock of the Company (the “Officer Options” and together with the Officer RSUs, the “Officer Earnout Awards”) to View’s executive officers. The Officer RSUs are subject to both time and market based vesting conditions. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve-month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the following market-based vesting. 50% of the Officer RSUs granted to each executive officer will only vest if the share price hurdle of $15.00 is achieved and the remaining 50% of such Officer RSUs will vest if the share price hurdle of $20.00 is achieved. The Officer Options time vest over a four-year period with 25% to vest on the twelve-month anniversary of the Closing and the remaining 75% will vest on a monthly basis over the following thirty-six months. For further details about the Officer Earnout Awards, see “2021 Equity Incentive Plan Proposal — New Plan Benefits” beginning on page 176 of the proxy statement/prospectus, which is incorporated herein by reference.

Following the Effective Time, View granted a nonqualified stock option award to its CEO to purchase 25,000,000 shares of Class A Common Stock of the Company at an exercise price of $10.00 per share (“CEO Option Award”), which will vest in ten equal tranches upon the achievement of certain stock price hurdles as specified for each tranche, subject to the CEO’s continued employment. For further details about the CEO Option Award, see “CEO Incentive Plan Proposal — New Plan Benefits” beginning on page 182 of the proxy statement/prospectus, which is incorporated herein by reference.

As of the opening of trading on March 9, 2021, the Class A Common Stock and warrants of View, Inc. (f/k/a CF Finance Acquisition Corp. II), began trading on the Nasdaq Stock Market (“Nasdaq”) as “VIEW” and “VIEWW”, respectively.

A description of the Business Combination and the terms of the Merger Agreement are included in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021 in the section entitled “The Business Combination Proposal” beginning on page 125 of the proxy statement/ prospectus incorporated herein by reference.

As previously disclosed, on November 30, 2020, CF II entered into separate Subscription Agreements with a number of subscribers (each an “Initial Subscriber”), pursuant to which the Initial Subscribers agreed to purchase, and CF II agreed to sell to the Initial Subscribers, an aggregate of up to 30,000,000 shares of Class A Common Stock (the “Initial PIPE Shares”), for a purchase price of $10.00 per share, and on January 11, 2021, CF II entered into a Subscription Agreement with an additional subscriber (the “Additional Subscriber” and together with the Initial Subscribers, the “PIPE Subscribers”), pursuant to which the Additional Subscriber agreed to purchase, and CF II agreed to sell to the Additional Subscriber, up to 17,777,778 shares of Class A Common Stock (the “Additional PIPE Shares” and together with the Initial PIPE Shares, the “PIPE Shares”). The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements was contingent upon, among other customary closing conditions, including the substantially concurrent closing of the Business Combination (the “Closing”). On March 8, 2021, substantially concurrently with the Closing, the sale of the PIPE Shares was consummated, pursuant to which (after taking into account open market purchases by the Initial Subscribers and the 9.85% cap applicable to the Additional Subscriber), the Initial Subscribers purchased an aggregate of 26,078,242 shares of Class A Common Stock and the Additional Subscriber purchased 16,024,914 shares of Class A Common Stock, for total gross proceeds to the Company of approximately $441.1 million.

A description of the PIPE Subscription Agreements is included in the proxy statement/prospectus in the section entitled “The Business Combination Proposal–Related Agreements” beginning on page 137 of the proxy statement/prospectus.

At the Effective Time, the Company repaid, in its entirety, the Revolving Debt Facility, in the amount of approximately $276.8 million, upon which the Revolving Debt Facility was terminated. A description of the Revolving Debt Facility is included in the proxy statement/prospectus beginning on page 230.

As used hereafter in this Current Report on Form 8-K, unless otherwise stated or the context indicates otherwise, the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to View, Inc. (f/k/a CF Finance Acquisition Corp. II), after giving effect to the Business Combination.

Item 1.01.	Entry into a Material Definitive Agreement

Lock-Up Agreements

On November 30, 2020, concurrently with the execution of the Merger Agreement, CF II and Legacy View entered into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), each effective as of the Closing, with a number of Legacy View stockholders, pursuant to which the securities of the Company held by such stockholders are locked-up and subject to transfer restrictions, subject to certain exceptions. The lock-ups will expire on the earlier of: (i) six (6) months after the Closing, or (ii) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

A description of the Lock-Up Agreement is included in the proxy statement/prospectus in the section entitled “The Business Combination Proposal–Related Agreements” beginning on page 137 of the proxy statement/prospectus.

The foregoing description of the Lock-Up Agreements is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Registration Rights Agreement

On November 30, 2020, concurrently with the execution of the Merger Agreement, CF II and certain Legacy View stockholders (the “Investors”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), which became effective at the Closing. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registration statements to register the resales of Class A Common Stock held by such Investors, on the terms set forth in the Registration Rights Agreement. Investors holding at least 25% of the registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors may demand at any time or from time to time, that the Company files a registration statement on Form S-1 (or any similar short-form registration which may be available at such time) to register the resale of the registrable securities of the Company held by such Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

A description of the Registration Rights Agreement is included in the proxy statement/prospectus in the section entitled “The Business Combination Proposal–Related Agreements” beginning on page 137 of the proxy statement/prospectus.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Sponsor Registration Rights Agreement

Prior to the Closing, CF II entered into an amendment (the “Sponsor RRA Amendment”) to that certain Registration Rights Agreement, dated as of August 26, 2020 (the “Original Sponsor RRA” and together with the Sponsor RRA Amendment, the “Sponsor RRA”), by and among CF II, CF Finance Holdings II, LLC (the “Sponsor”) and the other parties thereto, to provide that Sponsor’s and the other party’s thereto rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor RRA) shall be pari passu to the rights of the holders of registrable securities under the Registration Rights Agreement. The foregoing description of the Sponsor RRA is qualified in its entirety by reference to the full text of the Original Sponsor RRA and the Sponsor RRA Amendment, copies of which are attached hereto as Exhibits 10.4 and 10.5, respectively, and which are incorporated herein by reference.

Indemnification Agreements

On the Closing Date, the Company entered into indemnification agreements with its directors and executive officers. These indemnification agreements require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or any other company or enterprise to which the person provides services at the Company’s request.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

Pursuant to the Merger Agreement, on the Closing Date, Legacy View repaid in full all of its indebtedness and other obligations (the “Repayment”) under (i) that certain Program Side Agreement, dated as of October 23, 2019 (the “Debt Agreement”), by and between Legacy View and the Finance Provider (as defined in the Debt Agreement) and (ii) that certain Instalment Payment Agreement, dated as of October 15, 2019, by and between Legacy View and the Finance Provider (collectively with the Debt Agreement, the “Program Agreement”). In connection with the Repayment, the Program Agreement was terminated on the Closing Date and all rights and obligations of Legacy View and the Finance Provider under the Program Agreement were terminated on the Closing Date.

Item 2.01	Completion of Acquisition or Disposition of Assets

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

At the Special Meeting, CF II’s stockholders approved the Business Combination. On March 8, 2021, the parties to the Merger Agreement completed the Business Combination. Immediately after giving effect to the completion of the Business Combination (including the redemption of 12,587,893 shares of Class A Common Stock), and the issuance of the PIPE Shares, the Company had the following outstanding securities:

•	approximately 217,076,713 shares of Class A Common Stock;

•	approximately 17,033,034 warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share;

•

approximately 24,657,302 assumed stock options, which converted from Legacy View stock options and are governed by the same vesting conditions, each exercisable for one share of Class A Common Stock at the weighted average price of $9.33 per share;

•	approximately 5,000,000 options, each exercisable for one share of Class A Common Stock at a price of $10.00 per share, subject to certain time-based vesting conditions;

•	approximately 25,000,000 options, each exercisable for one share of Class A Common Stock at a price of $10.00 per share, subject to certain time- and performance-based vesting conditions;

•	approximately 12,500,000 restricted stock units, subject to certain time and performance-based vesting conditions; and

•	approximately 3,394,867 assumed warrants, which converted from Legacy View warrants, each exercisable for one share of Class A Common Stock at the weighted average price of $16.60 per share.

The material terms and conditions of the Merger Agreement are described in the section “The Business Combination Proposal” beginning on page 125 of the proxy statement/prospectus, which are incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of this Current Report on Form 8-K states that if the predecessor registrant was a shell company, as CF II was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor registrant to CF II, is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “continue,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “predict,” “plan,” “may,” “should,” “will,” “would,” “potential,” “seem,” “seek,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. Many factors could cause actual future events to differ from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) risks that the Business Combination disrupts current plans and operations of the Company and potential difficulties in Company employee retention as a result of the Business Combination, (ii) the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the Business Combination, (iii) the ability to maintain the listing of the Company stock on Nasdaq, (iv) volatility in the price of the Company’s securities, (v) changes in competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure, (vi) the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, (vii) the potential inability of the Company to increase its manufacturing capacity or to achieve efficiencies regarding its manufacturing process or other costs, (viii) the enforceability of the Company’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others, (ix) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which the Company operates, and (x) costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Business and Properties

The business and properties of CF II and Legacy View prior to the Business Combination are described in the proxy statement/prospectus in the sections entitled “Information About CF II” beginning on page 186 and “Information About View” beginning on page 204 of the proxy statement/prospectus, which are incorporated herein by reference.

The Company’s investor relations website is located at https://investors.view.com/investor-relations. The Company uses its investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. The Company also makes available, free of charge, on its investor relations website at https://investors.view.com/financials-and-filings/sec-filings , its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Risk Factors

The risks associated with the Company’s business are described in the proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 56 of the proxy statement/prospectus, which is incorporated herein by reference.

Audited Consolidated Financial Statements

The audited consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended of Legacy View set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC.

These audited consolidated financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of comprehensive loss for the year ended March 31, 2020 and the nine months ended December 31, 2020 are set forth in Exhibit 99.2 hereto.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which the Company’s management believes is relevant to an assessment and understanding of Legacy View’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended and the related notes as set forth in Exhibit 99.1 of this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Legacy View’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of the proxy statement/prospectus, which is incorporated herein by reference, and Exhibits 99.1 and 99.2 of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Legacy View and its consolidated subsidiary.

Overview

View is a technology company that makes buildings smart and connected to improve people’s health, productivity and experience, while simultaneously reducing energy consumption. Our market leading innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. We have achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which we add a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through our proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with our proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, we now offer a suite of fully integrated, cloud-connected smart-building products that we believe will enable us to further optimize the human experience within buildings ensuring a truly delightful experience.

To date, we have devoted substantially all of our efforts towards the development, manufacture and sale of our product platforms, which we believe have begun to show strong market traction. For fiscal years ended December 31, 2020 and 2019, our revenue was $32.3 million, and $24.3 million, respectively, representing year-over-year growth of 32.8%.

Key Factors Affecting Operating Results

Execution of Growth Strategies

We believe that we are just beginning to address our market opportunity, which we expect to be driven by four secular megatrends (i) climate change, ESG and sustainability, (ii) a growing focus on human health inside buildings, (iii) increased desire for better human experiences in buildings, and (iv) growing demand for smart buildings.

To capitalize on these trends and our market opportunity, we must execute on multiple growth initiatives, each of which will be propelled by our ability to develop mainstream acceptance of our products, including (i) increasing awareness of our products and its benefits across major markets in North America and internationally, (ii) increasing recurring sales, (iii) expanding our product portfolio, (iv) expanding our sales channels to include real estate brokers, (v) continuing to develop strong relationships with ecosystem partners such as building owners, developers, tenants, architects, contractors, low voltage electricians and glaziers, and (vi) expanding outside North America into international markets.

Technology Innovation

With over 1,000 patents and patent filings and 12 years of research and development experience, we have a history of technological innovation. We have a strong research and development team, including employees with expertise in all aspects of the development process, including materials science, electronics, networking, hardware, software, and human factors research. As we have since inception, we intend to continue making significant investments in research and development and hiring top technical and engineering talent to improve our existing products and develop new products, which will increase our differentiation in the market. For example, in 2020, we introduced a new suite of products to complement our market-leading Smart Glass windows and optimize the human experience while making buildings more intelligent:

•	View Net. Our high bandwidth power and data network that serves as the backbone to an intelligent building platform.

•	View Immersive Experiences. Our transparent, digital, interactive surfaces product that incorporates see-through, high definition displays directly onto the window.

•	View Sense. Modules that provide the ability to measure and optimize light, humidity, temperature, air quality, dust and noise to improve occupant wellness.

We expect our research and development expenses to increase in absolute dollars over time to maintain our differentiation.

Competition

We compete in the commercial window industry, the electrochromic glass industry, as well as within the larger smart building products industry, each of which is highly competitive and continually evolving as participants strive to distinguish themselves within their markets, including through price and product improvement. We believe that our main sources of competition are existing commercial window manufacturers, electrochromic glass manufacturers, and companies developing smart building products and intrusion detection solution technologies. We believe the primary competitive factors in our markets are:

•	Technological innovation,

•	Product performance,

•	Product quality, durability, and price,

•	Execution track record, and

•	Manufacturing efficiency.

Capacity

View Smart Glass panels are currently manufactured at our production facility located in Olive Branch, Mississippi. We operate a sophisticated manufacturing facility designed for performance, scale, durability, and repeatability. Our manufacturing combines talent, equipment, and processes from the semiconductor, flat panel display, solar and glass processing industries. Our proprietary manufacturing facility has been in use since 2010. We currently operate one production line in our facility with a name-plate capacity of approximately 5 million square feet of smart glass per year. In addition, we have partially completed the construction of a second production line at our Olive Branch facility. We expect the name-plate capacity of the second production line to be 7.5 million square feet of smart glass per year, bringing total name-plate capacity of our facility to 12.5 million square feet per year. We believe our facility, including the second production line, will enable us to achieve economies of scale, meet future demand, and achieve profitability. As of December 31, 2020, we have invested $409.6 million in capital expenditures, primarily in our factory. We expect to incur additional factory capital expenditure of up to approximately $160.0 million over the next two to four years with respect to facility automation and completion of the second production line to support the expected growth in demand for our products.

Capital Needs

We have incurred net losses and negative cash flows from operations since our inception. To date, we have primarily funded our operations with proceeds from the issuance of redeemable convertible preferred stock, borrowings under our loan facilities and customer payments. Until we achieve profitability, we expect to primarily fund cash needs through a combination of equity and debt financing. See the section on Liquidity and Capital Resources below for our near-term and long-term capital needs.

Impact of COVID-19

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the United States, including the construction industry. The extent to which COVID-19 impacts our operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others.

COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by the Company in the manufacture of its products that are sourced from a limited number of suppliers may also be disrupted. Any one or a combination of such events could have a material adverse effect on the Company’s financial results.

To address these conditions, the Company established effective protocols to continue business operations as an essential industry, insulate its supply chain from delays and disruptions, and assessed its business operations and financial plans as a result of COVID-19. The Company optimized its financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, the Company has reduced operating costs in absolute dollars through headcount reductions and reduction of operating expenditures for third party contractors.

The long-term effects of COVID-19 on one of our key markets, office space, cannot be accurately predicted as employers design their work-from- home policies. Conversely, we expect to see an accelerated interest in the renovation market, potential increased spending on public buildings and infrastructure, movement to suburban office spaces, and increased investment in life sciences and laboratory buildings. We also expect to see changes in the market in response to COVID-19 including increased aversion to blinds that collect dirt and dust. Finally, we have seen COVID-19 accelerate societal perspective on the importance of the environment on personal health which could drive adoption of our sensor products that measure and monitor health aspects in buildings.

Components of Results of Operations Revenue

We generate revenue from the manufacturing and sale of insulating glass units (“IGU”) that are coated on the inside with a proprietary technology and are designed, programmed, and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building. The IGUs, when combined with the Controls, Software and Services (“CSS”) which includes commissioning services, that we sell make the specified IGU tint. A full solution to the end-user includes IGU and CSS. The assembly and installation of the IGU and CSS is performed by glaziers and electricians, and is currently not included in our offerings. We do not have a role in arranging for the assembly nor the installation. The entire project is commissioned by us after the final assembly and installation to configure the operation of the windows at the building site and ensure proper functionality. Our revenue primarily relies on securing design wins with end-users of our products and services, which typically are the owners, tenants or developers of buildings. We start the selling process by pitching the View Smart Glass benefits and business outcomes to the building owners, tenants, or developers. The pricing for a project is primarily driven by the make-up, size, shape, and total units of the IGU and associated CSS. The design win is typically secured through a non-binding agreement with the owners, tenants or developers of the buildings. Once a design win is secured, we enter into legally binding agreements with our customers (glaziers, low voltage electricians, owners, tenants, developers of buildings, general contractors or a combination thereof) to deliver IGUs and CSS.

Our IGUs are custom-built and sold to customers through legally binding contracts. Each contract to provide IGUs includes multiple distinct IGUs. We recognize revenue from our IGU contracts overtime as the work progresses and IGUs are produced, using cost-to-cost basis as a measure for percentage-of-completion of the performance obligation.

Our contracts for CSS contain promises to deliver multiple goods and services including sky sensors, window controllers, control panels and embedded software, cables and connectors, electrical connection schema and commissioning services. We recognize revenue allocated to each performance obligation at the time the related performance obligation is satisfied by transferring control of the promised good or service to a customer, which generally occurs upon shipment or delivery. Commissioning services requires acceptance from the customer, and we recognize commissioning revenue when customer acceptance is obtained.

Cost of Revenue

Cost of revenue consists primarily of the costs to manufacture and source our products, including the costs of materials, customer support, outside services, shipping, personnel expenses, including salaries and related personnel expenses and stock-based compensation expense, equipment and facility expenses including depreciation of manufacturing equipment, rent and utilities, and insurance and taxes, warranty costs, and inventory valuation provisions.

The primary factors that impact our cost of revenue are manufacturing efficiencies, cost of material, and mix of products. Given our advanced investment in capacity to capture future demand, we expect to continue to incur significant fixed costs that will be amortized over larger volumes of production as we scale our business.

Research and Development Expense

Research and development expenses consist primarily of costs related to research, design, maintenance, and minor enhancements of our software that are expensed as incurred. Research and development expense consist primarily of costs incurred for salaries and related personnel expenses, including stock-based compensation expense, for personnel related to the development of improvements and expanded features for our products, materials and supplies used in development and testing, payments to consultants, outside manufacturers, patent related legal costs, facility costs and depreciation. We expect that our research and development expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in development of new products and offerings. However, we expect that our research and development expenses will decrease as a percentage of our revenue over time.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to sales and marketing, finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, advertising and promotional expenses and general corporate expenses, including allocated facilities and information technology expenses.

We expect our selling, general, and administrative expenses to increase in absolute dollars for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC and Nasdaq, legal, audit, higher expenses for directors and officer insurance, investor relations activities, and other administrative and professional services. Over time, we expect our selling, general, and administrative expenses to decline as a percentage of revenue.

(Income) Loss from Legal Settlement

(Income) loss from legal settlement in fiscal year 2019 represents a receivable for a malpractice legal settlement from one of our former attorneys.

Interest and Other Income (Expense), net

Interest and other income (expense), net comprises interest income, interest expense, other expense, net, (loss) gain arising out of change in fair value of redeemable convertible preferred stock and embedded derivative liabilities and loss on extinguishment of debt.

Interest income consists primarily of interest received or earned on our cash and cash equivalents balances.

Interest expense consists primarily of interest paid on our debt facilities and amortization of debt discounts and issuance costs.

Other expense, net primarily consists of foreign exchange gains and losses and realized gains and losses from the sale of short-term investments.

Our redeemable convertible preferred stock warrant and embedded derivatives liabilities are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of our redeemable convertible preferred stock warrant liabilities are recognized in the consolidated statements of operations. We will continue to adjust the preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of our redeemable convertible preferred stock into our common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable.

Loss on extinguishment of debt comprises a loss arising from the extinguishment of debt from cash redemption or conversion into redeemable convertible preferred stock, if the conversion was not exercised pursuant to original conversion term of the notes, by recording the difference between the reacquisition price and the net carrying amount of the debt being extinguished.

Provision for Income Taxes

Our provision for income taxes consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to the level of historical losses, we maintain a valuation allowance against U.S. federal and state deferred tax assets as we have concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the years ended December 31, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated (in thousands, except percentages):

	2020	2019	Change ($)	Change (%)
Revenue	$32,302	$24,324	$7,978	32.8%
Costs and expenses:
Cost of revenue	123,110	179,675	(56,565)	(31.5)%
Research and development	69,491	77,696	(8,205)	(10.6)%
Selling, general, and administrative	77,445	72,905	4,540	6.2%
Income from legal settlement	—	(22,500)	22,500	(100.0)%
Total costs and expenses	270,046	307,776	(37,730)	(12.3)%
Loss from operations	(237,744)	(283,452)	45,708	(16.1)%
Interest and other income (expense), net:
Interest income	499	5,591	(5,092)	(91.1)%
Interest expense	(26,820)	(10,594)	(16,226)	153.2%
Other expense, net	(32)	(108)	76	(70.4)%
Gain on fair value change	7,155	1,750	5,405	308.9%
Loss on extinguishment of debt	—	(3,040)	3,040	(100.0)%
Interest and other income (expense), net	(19,198)	(6,401)	(12,797)	(199.9)%
Loss before provision of income taxes	(256,942)	(289,853)	32,911	(11.4)%
Provision for income taxes	(40)	(51)	11	(21.6)%
Net loss	$(256,982)	$(289,904)	$32,922	(11.4)%

Revenue

The following table presents our revenue by geographic area and is based on the shipping address of the customers (in thousands, except percentages):

	Years Ended December 31,
	2020	2019	$ Change	% Change
USA	$30,066	$19,763	$10,303	52.1%
Percentage of total revenue	93.1%	81.2%
Canada	1,351	4,474	(3,123)	(69.8)%
Percentage of total revenue	4.2%	18.4%
Other	885	87	798	*
Percentage of total revenue	2.7%	0.4%
Total Consolidated	$32,302	$24,324	$7,978	32.8%

* not meaningful

The following table presents our revenue by product and services (in thousands, except percentages):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Product	$31,103	$23,861	$7,242	30.4%
Percentage of total revenue	96.3%	98.1%
Commissioning service	1,199	463	736	159.0%
Percentage of total revenue	3.7%	1.9%
Total	$32,302	$24,324	$7,978	32.8%

Our total revenue increased by $8.0 million or 32.8% from $24.3 million for the year ended 2019 to $32.3 million in the year ended December 31, 2020. Of the total revenue increase, the increase in average selling price resulted in an increase in revenue of $6.2 million, and the increase in volume resulted in an increase in revenue of $1.8 million. The increase in total volume was attributable to a greater market awareness of our products and stronger relationships with our ecosystem partners. The increase in average selling price represents greater recognition of the benefits we bring to the building owners, tenants and developers.

The revenue from the USA as a percentage of total revenue increased from 81.2% to 93.1% due to the growth in the USA. The growth in the USA was driven by increase in design wins in the previous years and converting more design wins to revenue. Revenue in Canada as a percentage of total revenue decreased year over year because of slower conversion of design wins in Canada during the year ended December 31, 2020 as compared to the year ended December 31, 2019. Revenue in other countries increased due to increased sales in Europe.

Product revenue increased by 30.4% in the year ended December 31, 2020 as compared to the year ended December 31, 2019 because of increase in total volume recognized and higher average selling price. Commissioning service revenue increased by 159.0% in the year ended December 31, 2020 as compared to the year ended December 31, 2019 because of increased number of sites commissioned and a higher average selling price per site.

Cost of Revenue

Cost of revenue decreased by $56.6 million or 31.5%, from $179.7 million in the year ended December 31, 2019 to $123.1 million in the year ended December 31, 2020. The decrease in the cost of revenue was primarily related to the three following factors:

(a) A decrease of $25.5 million related to a one-time warranty accrual for faulty materials from one of our suppliers used in the manufacturing of IGUs. In 2019, we identified a quality issue with certain material purchased from one of our suppliers utilized in the manufacturing of certain IGUs. We stopped using the affected materials upon identification in 2019. As of December 31, 2020, we had a low warranty claim rate related to this matter. We have replaced and expect to continue to replace affected IGUs for the remainder of the period covered by the warranty. We analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, we estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes our expectations regarding future reductions in production costs which are primarily comprised of materials, labor, and factory overhead. Based on our analysis, we recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in our consolidated statement of comprehensive loss for the year ended December 31, 2019. During the year ended December 31, 2020, we reduced our estimated liability by $1.0 million based on the updated analysis, primarily due to a reduction in estimated failures over the remaining warranty period because of our historical experience. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses. See section titled Critical Accounting Policies and Estimates – Product Warranties.

(b) A $15.5 million decrease in customer support expense, consisting of a $7.9 million decrease in customer support expenses due to cost reductions efforts and a $7.6 million decrease in customer support expenses primarily comprising of payroll and outside services costs, due to a reassignment of resources from performing activities related to satisfaction of performance obligations under our revenue contracts with customers to performing sales and marketing support activities. The reassignment of resources during the year ended December 31, 2020 was due to the broadening of the scope of customer support organization toward marketing & sales activities such as sales enablement, customer education, site visits, and product optimization. This was accentuated by COVID-19 driven delays in construction projects at our customer sites, and such activities were deemed necessary to restore growth and confidence in our business as the world continues to recover from the impact of COVID-19.

(c) decrease in production cost of $16.0 million, consisting of a decrease in our inventory valuation provision of $14.2 million relating to the production of certain standard inventory units considered excess and obsolete in the year ended December 31, 2019, a decrease of $8.5 million in production costs due to change in the mix of our products manufactured to satisfy customer orders offset by an increase of $6.7 million in inventory reserves relating to lower of cost or net realizable value and excess and obsolete inventory on raw materials purchased to satisfy customer orders.

Research and Development Expenses

Research and development expenses decreased by $8.2 million or 10.6%, from $77.7 million in the year ended December 31, 2019 to

$69.5 million in the year ended December 31, 2020. This was primarily due to a decrease of $10.9 million in material, personnel and overhead costs offset by an increase in outside services expenses of $3.0 million primarily related to development activities of our new products.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses increased by $4.5 million or 6.2%, from $72.9 million in the year ended December 31, 2019 to $77.4 million in the year ended December 31, 2020. The increase was primarily due to an increase of $7.6 million due to the reassignment of resources from performing activities related to satisfaction of performance obligations under our revenue contracts with customers to performing sales and marketing support activities during the year ended December 31, 2020 as described in “Cost of Revenue” above, an increase of $3.0 million due to increase in sales commission expense because of increased customer orders in fiscal year 2020 compared to fiscal year 2019 and an increase of $2.5 million in depreciation expense primarily due to addition of leasehold improvements at our headquarters, offset by a decrease in advertising and promotion expenses of $4.0 million, a decrease of $2.6 million in travel costs due to reduction in travel as a result of COVID-19 related restrictions and a $2.0 million reduction in other costs due to our cost reduction efforts.

Income from Legal Settlements

In fiscal year 2019, we recognized income of $22.5 million from a malpractice legal settlement from one of our former attorneys which accounted for the reduction in income from legal settlement in the year ended December 31, 2020.

Interest and Other Income (Expense), net

Interest Income

Interest income decreased by $5.1 million or 91.1%, from $5.6 million in the year ended December 31, 2019 to $0.5 million in the year ended December 31, 2020. The decrease was primarily due to a decrease in investments and as a result of reduction in yields.

Interest Expense

Interest expense increased by $16.2 million or 153.2% from $10.6 million in the year ended December 31, 2019 to $26.8 million in the year ended December 31, 2020. This was primarily due to the increase of $21.3 million in interest expense related to our revolving debt facility which was offset with a decrease of $4.7 million in interest expense related to our equipment loan, which was repaid in full in October 2019.

Gain on Fair Value Change

The gain related to change in fair value increased by $5.4 million or 308.9% from $1.8 million in the year ended December 31, 2019 to $7.2 million in the year ended December 31, 2020 due to a reduction in the fair value of our redeemable convertible preferred stock warrant liability as of December 31, 2020.

Loss on extinguishment of debt

The loss on extinguishment of debt decreased by $3.0 million or 100.0% from $3.0 million for the year ended December 31, 2019 to nil for the year ended December 31, 2020. In fiscal year 2019, we had recorded a debt extinguishment loss of $3.0 million related to the repayment of our equipment loan.

Provision for Income Taxes

The provision for income taxes did not fluctuate materially during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have funded our operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under our debt facilities, and customer payments. From inception to December 31, 2020, we have raised aggregate net cash proceeds of $1,428.0 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock. As of December 31, 2019, and December 31, 2020, we had cash, cash equivalents, and restricted cash of $148.7 million and $63.2 million, respectively. Since inception, we have not achieved profitable operations or positive cash flows from operations. Our accumulated deficit aggregated $1,891.2 million as of December 31, 2020 and we expect to incur substantial losses in future periods.

On March 8, 2021 (the “Closing Date”), CF II, a Delaware corporation, consummated the previously announced merger pursuant to an Agreement and Plan of Merger, dated November 30, 2020 (the “Merger Agreement”), by and among CF II, PVMS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CF II (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, a business combination between CF II and the Company was effected through the merger of Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of CF II (the “Merger” and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, CF II changed its name from CF Finance Acquisition Corp. II to View, Inc. and the Company changed its name to View Operating Corporation. As a result of the Business Combination, we raised gross proceeds of $815.2 million including the contribution of $374.1 million of cash held in CF II’s trust account from its initial public offering, net of the redemption of CF II Class A Common Stock held by CF II’s public stockholders of $125.9 million, $260.8 million private investment in public equity (“PIPE”) at $10.00 per share of CF II’s Class A Common Stock, and $180.3 million of additional PIPE at $11.25 per share of CF II’s Class A Common Stock.

We plan to finance our operations with a combination of capital raised from the Business Combination equipment financing and revenue from product sales. Further, our future operations are dependent on the success of our development and commercialization efforts and, ultimately, upon market acceptance of our products. There can be no assurance that positive cash flows from operations can be achieved or sustained.

Debt

Term Loan

As of December 31, 2020, we had $15.4 million outstanding under our term loan debt arrangement. On October 22, 2020, we entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments to resume on June 30, 2022. Starting June 30, 2022, we are required to make semi-annual payments of $0.7 million through June 30, 2032. As of December 31, 2020, the outstanding amount under this arrangement has been classified as a long term liability.

The debt arrangement required us to invest certain amount in land, building and equipment and create a certain number of jobs. As of December 31, 2020, we had met the requirements. The debt arrangement, as amended, has customary affirmative and negative covenants. As of December 31, 2020, we were in compliance with all covenants.

Revolving Debt Facility

In October 2019, we entered into a secured revolving debt facility pursuant to which we may draw amounts in a maximum aggregate principal amount of $200.0 million until January 3, 2020 and $250.0 million after such date, for the purpose of paying payables and other corporate obligations. As of December 31, 2020, we had drawn $250.0 million under this facility. The facility expires on October 22, 2023, at which time all drawn amounts must be repaid in full. The interest rate applicable to amounts outstanding under the facility is LIBOR, plus 9.05%. As security for the payment and performance of all obligations under the facility, we have granted the finance provider a security interest in substantially all of our assets.

Through October 23, 2022, repaid principal amounts become immediately available to be redrawn under the facility with maturity dates of one year. The maximum draw amount available under the facility is determined by a borrowing base calculated based on a formula consisting of certain eligible assets. As of December 31, 2020, we have classified the outstanding balance of $250.0 million as a current liability because we violated the stockholders’ equity covenant which was waived by the finance provider only through March 31, 2021. In conjunction with the Business Combination, on March 8, 2021, the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million prior to the expiration of the limited waiver.

In December 2020, we entered into an amendment to replace thirteen weekly draws of approximately $2.9 million each, aggregating to approximately $37.5 million in principal amount, with four notes of approximately $9.4 million each, aggregating to approximately $37.5 million in principal amount. Prior to the amendment, the Company would have paid a total of $42.0 million, consisting of principal and interest amounts, upon maturity on January 6, 2021 through March 31, 2021. As a result of this amendment, the Company will pay a total amount of $42.2 million, consisting of principal and interest amounts, upon maturity on April 9, 2021 through April 16, 2021.

Covenant Compliance

The facility contains customary representations, warranties, and covenants, including covenants that restrict the ability of the Company to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, amongst others. The facility also includes conditions to draw and certain events of default, upon the occurrence of which events of default and after any applicable grace period, re-payment of outstanding amounts under the facility may be accelerated and the facility may be terminated. Specifically, the facility contains the following financial covenants that if breached, could constitute an event of default:

i. borrowing base is less than $100.0 million as reported monthly;

ii. cash and cash equivalents as of the last day of each financial quarter is less than $50.0 million;

iii. stockholders’ equity (calculated as the sum of the balance of Redeemable Convertible Preferred Stock and Total stockholders’ deficit) as of the last day of our most recently ended financial quarter is less than $50.0 million; and

iv. permitted indebtedness is greater than $50.0 million.

In addition, as a condition to draw under the facility, we must have a stockholders’ equity as reflected in its quarterly or annual financial statements most recently delivered to the finance provider under the facility of greater than $75.0 million.

As of December 31, 2020, we were in violation of the stockholders’ equity covenant and the stockholders’ equity condition to draw, as our stockholders’ equity balance was below $50.0 million. On November 27, 2020, the finance provider issued a limited second waiver that waived the above violation of the condition to draw and the stockholders’ equity covenant violation through March 31, 2021.

The facility also requires us to furnish within 120 days after the end of each fiscal year the audited consolidated financial statements for such fiscal year without a going concern or like qualification or exception and without any qualification or exception as to the scope of such audit.

Due primarily to the effects of COVID-19, the audited financial statements for the fiscal year ended December 31, 2019 were not furnished within 120 days after the end of fiscal year 2019. In addition, our audited financial statements for the fiscal year ended December 31, 2019 were prepared under the going concern assumption; however, at the time of issuance of the 2019 financial statements there was substantial doubt about our ability to continue as a going concern and as such an explanatory paragraph was included in the Report of Independent Auditors for our 2019 financial statements. As a result of the foregoing, we were in violation of these covenant requirements prior to the date these financial statements were issued or available to be issued.

On July 15, 2020, the finance provider issued a limited waiver valid through March 31, 2021. The limited waiver extended the date by which we were obligated to deliver our audited consolidated financial statements for the year ended December 31, 2019 from April 30, 2020 to July 30, 2020. We delivered the 2019 audited consolidated financial statements on July 29, 2020. The limited waiver also waived the going concern covenant violation solely with respect to the 2019 audited financial statements.

Long-Term Liquidity Requirements

Until we can achieve profitability, we expect to primarily fund cash needs through a combination of equity, equipment financing, government incentives and other debt financing. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding operations and investing in capital expenditures. Our future capital requirements will depend on many factors, including revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support research and development efforts, capital expenditures associated with our capacity expansion, the introduction of new products and the continuing market adoption of our products. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. In the event that we require additional financing, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

For the Years Ended December 31, 2020 and 2019

The following table provides a summary of cash flow data (in thousands):

	Years Ended December 31,
	2020	2019
Net cash used in operating activities	$(165,690)	$(234,015)
Net cash used in investing activities	$(4,772)	$(152,659)
Net cash provided by financing activities	$96,481	$399,170

Cash Flows from Operating Activities

Net cash used in operating activities was $165.7 million for the year ended December 31, 2020. The most significant component of our cash used during this period was a net loss of $257.0 million adjusted for non-cash charges of $28.9 million related to stock-based compensation, $26.3 million related to depreciation and amortization and $2.4 million related to accrued interest expense and amortization of debt discount offset by a $7.2 million non-cash gain related to change in fair value of our redeemable convertible preferred stock warrant liability. This was offset by net cash inflows of $40.8 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $24.0 million decrease in prepaid expenses and other current assets driven by $22.5 million cash collected on a malpractice legal settlement from one of our former attorneys, a $13.8 million increase in accrued compensation and other liabilities as a result of an increase in the accrual for compensation, interest expense and other expenses consistent with the growth of our operations, a $3.0 million increase in accounts payable due to timing of payments to our suppliers and a $0.9 million increase in deferred revenue due to timing of satisfaction of our performance obligations relating to our revenue generating contracts with customers offset by an increase of $1.4 million in other assets.

Net cash used in operating activities was $234.0 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $289.9 million adjusted for non-cash charges of $29.1 million related to stock-based compensation, $24.4 million related to depreciation and amortization, $4.8 million related to other non-cash charges, and a non-cash gain of $22.5 million related to legal settlement. This was offset by net cash inflows of $20.1 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $26.1 million increase in accrued compensation and other liabilities as a result of an increase in accrual for product warranty liability and other expenses consistent with the growth of our operations and a $2.2 million increase in accounts payable due to timing of payments to our suppliers offset by an increase in accounts receivable of $4.8 million due to increased revenue and timing of collections and $3.2 million increase in inventory due to timing of material purchases.

Cash Flows from Investing Activities

Net cash used in investing activities was $4.8 million for the year ended December 31, 2020 which was primarily due to purchases of property and equipment of $37.6 million mainly related to the expansion of our manufacturing facilities offset by the proceeds from the maturity of short-term investments of $32.9 million.

Net cash used in investing activities was $152.7 million for the year ended December 31, 2019, which was primarily due to purchases of short-term investments of $348.3 million and purchases of property plant and equipment of $119.8 million primarily related to the expansion of our manufacturing facilities offset by proceeds from the maturity from short-term investment of $315.5 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $96.5 million for the year ended December 31, 2020, which was primarily due to proceeds from draws related to revolving debt facility of $250.0 million as reduced by repayments of $150.0 million under the same facility, offset by the repayments of debt obligations of $1.7 million and payment of capital lease obligations of $1.5 million.

Net cash provided by financing activities was $399.2 million for the year ended December 31, 2019, which was primarily due to proceeds from the issuance of redeemable convertible preferred stock of $299.8 million and proceeds from draws related to our revolving debt facility, net of issuance costs, of $146.0 million, offset by the repayments of debt obligations of $44.8 million and payment of capital lease obligations of $2.6 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2020, and the years in which these obligations are due (in thousands):

	Payments Due By Period
		Less			More
		than	2 - 3	4 - 5	than
	Total	1 Year	Years	Years	5 Years
Contractual obligations: Operating lease obligations	$62,517	$7,543	$15,627	$16,378	$22,969
Capital lease obligations	1,501	775	658	68	—
Debt, including interest(1)	292,193	276,763	2,939	2,939	9,552
Total:	$356,211	$285,081	$19,223	$19,385	$32,521

(1)

Draws under our revolving debt facility were contractually due through October 23, 2023; however, we have classified the outstanding balance of $250.0 million as a current liability as of December 31, 2020 as we violated the stockholders’ equity covenant which was waived by the finance provider only through March 31, 2021. We paid off the facility in full in March 2021 prior to the expiration of the limited waiver.

Draws under our revolving debt facility were contractually due through October 23, 2023; however, we have classified the outstanding balance of $250.0 million as a current liability as of December 31, 2020 as we violated the stockholders’ equity covenant which was waived by the finance provider only through March 31, 2021. We paid off the facility in full in March 2021 prior to the expiration of the limited waiver.

As of December 31, 2020, our unrecognized tax benefits were $5.8 million, all of which are netted against deferred tax assets. At this time, we are unable to make a reasonably reliable estimate of the timing of payments, if any, in individual years due to uncertainties in the timing or outcomes of either actual or anticipated tax audits. As a result, these amounts are not included in the table above.

Off-Balance Sheet Arrangements

We did not have during the periods presented any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity GAAP requires us to make judgments, assumptions, and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Note 1 to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. The accounting policies described below are significantly affected by critical accounting estimates. Such accounting policies require significant judgments, assumptions, and estimates used in the preparation of the consolidated financial statements, and actual results could differ materially from the amounts reported based on these policies.

The inputs into certain of our judgments, assumptions and estimates considered the economic implications of the COVID-19 pandemic on our critical and significant accounting estimates. The COVID-19 pandemic did not have a material impact on our significant judgments, assumptions and estimates that are reflected in our results for the year ended December 31, 2020. As the COVID-19 pandemic continues to develop, many of our estimates could require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve our estimates may change materially in future periods.

While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements set forth in Exhibit 99.1 of this Current Report on Form 8-K, we believe the following accounting estimates to be most critical to the preparation of our consolidated financial statements.

Revenue Recognition

We generate revenue from (i) the manufacturing and sale of IGUs that are coated on the inside with a proprietary technology and are designed and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building and (ii) selling the CSS, which includes electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors that when combined with the IGUs enable the IGUs to tint. Also included in CSS is a commissioning service, in which the installed IGUs and CSS components are tested and tinting configurations are set by us.

Our contracts to provide IGUs includes multiple distinct IGUs. Our contracts to deliver CSS contain multiple performance obligations for each promise in the CSS arrangement.

Transaction price is allocated among the performance obligations in a manner that reflects the consideration that we expect to be entitled to for the promised goods or services based on standalone selling prices (SSP). Management judgment is required in determining SSP. SSP is estimated based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, we apply judgment to estimate it taking into account available information, such as internally approved pricing guidelines with respect to geographies, customer type, internal costs, and gross margin objectives, for the related performance obligations. We recognize revenue upon transfer of control of promised goods or services in a contract with a customer in an amount that reflects the consideration we expect to receive in exchange for those products or services. We recognize revenue over time for our IGU performance obligations using cost-to-cost as the basis to measure progress toward satisfying the performance obligation. Management judgment is required to estimate both the total cost to produce and the progress towards completion. Changes in estimated costs to satisfy the IGU performance obligations and the related effect on revenue are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s progress towards fulfilment of the performance obligation.

Product Warranties

We provide a standard assurance type warranty that our IGUs will be free from defects in materials and workmanship for 10 years from the date of delivery to customers. IGUs with sloped or laminated glass have a warranty of 5 years. Control systems associated with the sale of IGUs have a 5-year warranty. Management judgment is required to estimate the amount of product warranty accrual. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as changes in the failure rates, volume of claims compared with our historical experience, and the changes in the cost of servicing warranty claims.

There is uncertainty inherent in the failure rate analysis and the projected costs to replace or repair the defective products in future years, as such we evaluate warranty accruals on an ongoing basis and account for the effect of changes in estimates prospectively.

In 2019, we identified a quality issue with certain material purchased from one of our suppliers utilized in the manufacturing of certain IGUs. The Company stopped using the affected materials upon identification in 2019. As of December 31, 2019, we had a low warranty claim rate related to this matter. We have replaced and expect to continue to replace affected IGUs for the remainder of the period covered by the warranty. We analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, we estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes our expectations regarding future reductions in production costs, which are primarily comprised of materials, labor, and factory overhead. Based on our analysis, we recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in our consolidated statement of comprehensive loss for the year ended December 31, 2019. We recognized a corresponding warranty liability of $1.6 million in other current liabilities and $22.9 million in other liabilities on our consolidated balance sheet as of December 31, 2019. For the year ended December 31, 2020, we recorded a net credit of $1.0 million for the reduction in product warranties liability. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on our consolidated balance sheet.

It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses.

Stock-Based Compensation

We measure stock-based awards, including stock options, granted to employees and nonemployees based on the estimated fair value as of the grant date. Stock option awards with only service-based vesting conditions are issued. The fair value of stock options are estimated using the Black- Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

We recognize the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, our stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes the weighted-average assumptions used in estimating the fair value of employee stock options granted during each of the periods presented:

	Years Ended December 31,
	2020	2019
Expected volatility	70%	49%–70%
Expected terms (in years)	5.4–6.7	5.6–6.7
Expected dividends	0%	0%
Risk-free rate	0.4% –1.5%	1.5%–2.5%

Expected volatility: As our common stock is not yet publicly traded, the expected volatility for our stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Expected dividend yield: The expected dividend rate is zero as we currently have no history or expectation of declaring dividends on our common stock.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Common Stock Valuation

The fair value of our common stock has historically been determined by our board of directors with the assistance of management. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of our, and in part on input from third-party valuations.

The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices paid for common or convertible preferred stock sold to third-party investors by us

•	for shares repurchased by us in arm’s-length transactions;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given

•	prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company. The valuation methodology also considers both actual transactions of the convertible preferred stock and expected liquidity values where appropriate.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Following the completion of the business combination, the fair value of our common stock will be based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.

Recent Accounting Pronouncements.

See Note 1 to our consolidated financial statements set forth in Exhibit 99.1 of this Current Report on Form 8-K for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates, foreign currency exchange rates and inflation.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our investments and credit facility. We had invested cash, cash equivalents and restricted cash totaling $74.7 million as of December 31, 2020 in demand deposits, money market funds and certificates of deposits. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest excess cash in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. Due to the short-term maturities and the low-risk profile of our investments a hypothetical 10% change in interest rates would not have a material impact on the value our cash equivalents, restricted cash, net loss or cash flows.

The revolving debt facility matures in October 2023 with monthly interest calculated at 9.05% plus LIBOR. As of December 31, 2020, the outstanding under the credit facility was $250.0 million. We carry the loan at face value less unamortized discount on our consolidated balance sheets, and believe that the fair value of the loan approximates the recorded amount, as the interest rates on the term loan are variable and the rates are based on market interest rates after consideration of default and credit risk. Any changes in market interest rates will generally not affect the carrying value of the loan, but the amount of interest we incur impacts our earnings in the consolidated statements of operations. Based on the outstanding principal indebtedness of $250.0 million under our credit facility as of December 31, 2020, we believe that a 10% hypothetical change in interest rate would not have a significant impact on our results of operations.

Foreign Currency Risk

We have foreign currency risks related to our operating expenses denominated in currencies other than the U.S. dollar, primarily the Canadian Dollar, causing our operating results to be impacted by fluctuations in the exchange rates. To date, we have not had material exposure to foreign currency fluctuations and have not hedged such exposure, although it may do so in the future. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10%, would not result in a material foreign currency loss on foreign-denominated balances, as of December 31, 2020 and 2019.

As our foreign operations expand, our results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business. At this time, we do not enter into financial instruments to hedge our foreign currency exchange risk but may in the future.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Internal Control Over Financial Reporting

In connection with the preparation and audits of Legacy View consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended, material weaknesses were identified in our internal control over financial reporting. See the subsection titled “Risk Factors — View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired” in the proxy statement/prospectus, which is incorporated herein by reference.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. View is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

View has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date View (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare View’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 1 of our accompanying audited consolidated financial statements included in Exhibit 99.1 of this Current Report on Form 8-K for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the year ended December 31, 2020.

View intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, View intends to rely on such exemptions, View is not required to, among other things: (a) provide an auditor’s attestation report on View’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Following consummation of the Business Combination, View will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of View’s first fiscal year following the fifth anniversary of CF II’s IPO, (b) the last date of View’s fiscal year in which View has total annual gross revenue of at least $1.07 billion, (c) the date on which View is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which View has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing is set forth in the proxy statement/prospectus in the sections entitled “Management of Combined Entity Following the Business Combination” beginning on page 241 and “Executive Compensation” beginning on page 246 of the proxy statement/prospectus, which are incorporated herein by reference.

Directors

As previously disclosed, at the Special Meeting, on March 5, 2021, Rao Mulpuri, Tom Cheung, Nigel Gormly, Harold Hughes, Tom Leppert, Toby Cosgrove and Lisa Picard were elected to serve as directors of the Company for a term expiring at the Company’s next annual meeting of stockholders. Biographical information for these individuals is set forth in the proxy statement/prospectus in the section entitled “Management of Combined Entity Following the Business Combination” beginning on page 241 of the proxy statement/prospectus, which is incorporated herein by reference. Each of Howard Lutnick, Anshu Jain, Paul Pion, Robert Hochberg and Charlotte Blechman resigned as directors of the Company effective as of the Effective Time.

Independence of Directors

The board of directors has determined that each of the directors of the Company other than Rao Mulpuri qualify as independent directors, as defined under the listing rules of Nasdaq (the “Nasdaq listing rules”), and that the board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Committees of the Board of Directors

The standing committees of the board of directors consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”). Each of the committees reports to the board of directors.

Effective as of the Effective Time, the board of directors appointed Harold Hughes, Nigel Gormly and Tom Leppert to serve on the Audit Committee, with Harold Hughes serving as chair of the Audit Committee. The board of directors appointed Lisa Picard, Toby Cosgrove and Harold Hughes to serve on the Compensation Committee, with Lisa Picard serving as chair of the Compensation Committee. The board of directors appointed Tom Leppert, Toby Cosgrove and Nigel Gormly to serve on the Nominating Committee, with Tom Leppert serving as chair of the Nominating Committee.

Executive Officers

In connection with the Business Combination, the board of directors appointed Rao Mulpuri to serve as Chief Executive Officer, Vidul Prakash to serve as Chief Financial Officer, Rahul Bammi to serve as Chief Business Officer, Martin Neumann to serve as Senior Vice President, Operations, Nitesh Trikha to serve as Senior Vice President, IoT Products, Sridhar Kailasam to serve as Senior Vice President, Research & Development, Anshu Pradham to serve as Senior Vice President, Engineering, and Bill Krause to serve as Senior Vice President, General Counsel and Secretary, respectively, effective as of the Effective Time. Biographical information for the new executive officers are set forth in the proxy statement/prospectus in the section entitled “Management of Combined Entity Following the Business Combination” beginning on page 241 of the proxy statement/prospectus, which is incorporated herein by reference.

Executive Officer and Director Compensation

The historical compensation for the Company’s directors and named executive officers is described in the proxy statement/prospectus in the section entitled “View’s Executive Officer and Director Compensation” beginning on page 246 of the proxy statement/prospectus, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Company common stock as of the Closing Date by:

•	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Company common stock;

•	each named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 217,076,713 shares of Company common stock issued and outstanding as of the Closing Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Company Common Stock	% of Outstanding Common Stock
Directors and Executive Officers(1)
Rao Mulpuri(2)	8,468,363	3.9
Rahul Bammi(3)	1,450,537	*
Vidul Prakash(4)	629,689	*
Anshu Pradhan(5)	629,689	*
Martin Neumann(6)	299,980	*
Sridhar Kailasam(7)	293,583	*
Nitesh Trikha(8)	248,884	*
Bill Krause(9)	197,638	*
Tom Leppert(10)	183,680	*
Harold Hughes(11)	173,800	*
Toby Cosgrove	—	—
Lisa Picard	—	—
All executive officers and directors as a group (12 individuals)	12,575,843	5.8
5% or More Shareholders:
SVF Excalibur (Cayman) Limited(12)	66,194,109	30.5
Madrone Partners, L.P.(13)	32,142,010	14.8
Guardians of New Zealand Superannuation(14)	27,183,151	12.5
CF Finance Holdings II, LLC(15)	18,570,000	8.6
GIC Private Ltd.(16)	21,382,056	9.9

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following individuals is c/o View, Inc., 195 S. Milpitas Blvd, Milpitas, CA 95035.
(2)	Interests shown consist of (a) options to purchase 8,206,371 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021 and (b) 261,992 shares of Class A Common Stock.
(3)	Interests shown consist of options to purchase 1,450,537 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021.
(4)	Interests shown consist of options to purchase 629,689 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021.
(5)	Interests shown consist of (a) options to purchase 296,642 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021 and (b) 14,532 shares of Class A Common Stock.
(6)	Interests shown consist of (a) options to purchase 296,492 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021 and (b) 3,488 shares of Class A Common Stock.
(7)	Interests shown consist of (a) options to purchase 284,630 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021 and (b) 8,953 shares of Class A Common Stock.
(8)	Interests shown consist of options to purchase 248,884 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021.
(9)	Interests shown consist of options to purchase 197,638 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021.
(10)	Interests shown consist of options to purchase 183,680 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021.
(11)	Interests shown consist of options to purchase 173,800 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021.
(12)

Interests shown consist of (a) 58,694,109 shares of Class A Common Stock issued in exchange for holder’s Legacy View shares in the Business Combination, and (b) 7,500,000 shares of Class A Common Stock acquired in the PIPE Investment. The business address of SVF Excalibur (Cayman) Limited is c/o SB Investment Advisers (UK) Limited, 69 Grosvenor Street, London, W1K 3JP, United Kingdom.

(13)

Interests shown consist of (a) 25,133,304 shares of Class A Common Stock issued in exchange for holder’s Legacy View shares in the Business Combination, (b) warrants to purchase 1,045,542 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021, and (c) 3,750,000 shares of Class A Common Stock acquired in the PIPE Investment. The interests shown also include equity interests owned by View Stakeholders, LLC, an affiliate of Madrone, L.P., consisting of 2,213,164 shares of Class A Common Stock. The business address of both Madrone Partners, L.P. and View Stakeholders, LLC is 3000 Sand Hill Road, Building 1, Suite 150, Menlo Park, CA 94025.

(14)

Interests shown consist of (a) 23,055,670 shares of Class A Common Stock held immediately prior to the Business Combination, (b) warrants to purchase 377,481 shares of Class A Common Stock that are exercisable within 60 days of March 8, 2021, and (c) 3,750,000 shares of Class A Common Stock acquired in the PIPE Investment. The business address of Guardians of New Zealand Superannuation is Level 12, Jarden House, 21 Queen Street, Auckland 1010, New Zealand.

(15)

Interests shown consist of (a) 1,100,000 shares of Class A Common Stock held immediately prior to the Business Combination, (b) 12,470,000 shares of Class A Common Stock issued upon the conversion of CF II Class B Common Stock into Class A Common Stock, and (c) 5,000,000 shares of Class A Common Stock issued to the Sponsor in connection with the PIPE Investment. The business address of CF Finance Holdings II, LLC is 110 East 59th Street, New York, NY 10022.

(16)

Interests shown consist of (a) 5,357,142 shares of Class A Common Stock issued in exchange for holder’s Legacy View shares in the Business Combination, and (b) 16,024,914 shares of Class A Common Stock acquired in the PIPE Investment. GIC Private Ltd. is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for GIC Private Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Company are described in the proxy statement/prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 259 of the proxy statement/prospectus, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the proxy statement/prospectus in the section entitled “Information About View—Legal Proceedings” on page 214 of the proxy statement/prospectus, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

The information set forth in the section entitled “Price Range and Dividends of Securities” on page 276 of the proxy statement/prospectus is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth in the section entitled “Description of Registrant’s Securities to be Registered” below.

CF II’s units, common stock and warrants were historically quoted on Nasdaq under the symbols “CFIIU”, “CFII”, and “CFIIW”, respectively. On March 9, 2021, the common stock and warrants outstanding after the completion of the Business Combination began trading on Nasdaq under the new trading symbols “VIEW” and “VIEWW,” respectively.

In connection with the Closing, all of CF II’s outstanding units separated into their component parts of one share of Class A Common Stock and one-third of one warrant to purchase one share of Class A Common Stock at a price of $11.50 per share, and CF II’s units ceased trading on Nasdaq.

As of the Closing Date and following the completion of the Business Combination, the Company had 217,076,713 shares of Class A Common Stock issued and outstanding held of record by 51 holders, and 17,033,034 warrants outstanding held of record by 2 holders. The actual number of holders of our Class A Common Stock and warrants is greater than this number of record holders and includes holders who are beneficial owners but whose shares or warrants are held in street name by banks, brokers and other nominees.

Dividends

The payment of cash dividends in the future will be dependent upon the Company’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Company’s board of directors.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

Common Stock

A description of the Company common stock is included in the proxy statement/prospectus in the section entitled “Description of Securities After the Business Combination” beginning on page 273 of the proxy statement/prospectus, which is incorporated herein by reference.

Preferred Stock

A description of the Company preferred stock is included in the proxy statement/prospectus in the section entitled “Description of Securities After the Business Combination” beginning on page 273 of the proxy statement/prospectus, which is incorporated herein by reference.

Warrants

Each warrant that entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, is exercisable at the later of any time commencing 30 days after the consummation of the Business Combination or one year after the closing of the Company’s initial public offering. These warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the consummation of the Business Combination, or earlier upon redemption or liquidation.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the proxy statement/prospectus in the section entitled “Description of Securities After the Business Combination—Limitations on Liability and Indemnification of Officers and Directors” beginning on page 275 of the proxy statement/prospectus, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On the Closing Date, all of CF II’s outstanding units separated into their component parts of one share of Class A Common Stock and one-third of one warrant to purchase one share of Class A Common Stock at a price of $11.50 per share, and CF II’s units ceased trading on Nasdaq.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

The securities issued in connection with the PIPE Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03 Material Modification to Rights of Security Holders

At the Special Meeting, the CF II stockholders considered and approved, among other things, Proposal No. 1-The Pre-Merger Charter Amendment Proposal and Proposal No. 5-The Post-Merger Charter Amendment Proposals, which are described in greater detail in the proxy statement/prospectus beginning on pages 124 and 163, respectively, in the proxy statement/prospectus.

On March 5, 2021, following the Special Meeting, the certificate of incorporation of the Company was amended to increase the authorized share capital of the Company as authorized by the Pre-Merger Charter Amendment Proposal. On March 8, 2021, the certificate of incorporation of the Company was amended and restated (as amended and restated, the “Certificate of Incorporation”), and filed with the Secretary of State of the State of Delaware, upon which it became effective. The Certificate of Incorporation includes the amendments proposed by Proposal No. 5-The Post-Merger Charter Amendment Proposals, as described beginning on page 163 of the proxy statement/prospectus. On December 23, 2020, the board approved and adopted the Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective as of the Effective Time.

Copies of the Certificate of Incorporation and the Bylaws are attached hereto as Exhibits 3.3 and 3.5, respectively, and are incorporated herein by reference.

The description of the Certificate of Incorporation, the Bylaws and the general effect of the Certificate of Incorporation and the Bylaws upon the rights of holders of the Company’s capital stock are included in the proxy statement/prospectus under the section titled “Description of Securities After the Business Combination” beginning on page 273 of the proxy statement/prospectus is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant

On March 12, 2021, the Audit Committee of the Board of Directors of the Company dismissed WithumSmith+Brown, PC (“Withum”), who served as the Company’s independent registered public accounting firm prior to the Business Combination, and approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. PwC previously served as the independent registered public accounting firm for Legacy View, which was acquired by the Company on March 8, 2021.

Withum’s report on the Company’s financial statements as of March 31, 2020 and for the period from September 27, 2019 (inception) until March 31, 2020 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Withum’s engagement by the Company, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Withum’s engagement and subsequent interim period preceding Withum’s dismissal.

During the period from September 27, 2019 (the Company’s inception) through March 12, 2021, neither the Company nor anyone on its behalf consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Withum with a copy of the disclosures made pursuant to this Item 4.01 prior to the filing of this Current Report on Form 8-K and requested that Withum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.

Item 5.01 Changes in Control of the Registrant

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The information set forth under in the section entitled “The Business Combination Proposal” beginning on page 125 of the proxy statement/prospectus and “Introductory Note” and Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

View, Inc. 2021 Equity Incentive Plan and Officer Awards

As previously disclosed at the Special Meeting, the stockholders of CF II considered and approved the View, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”). The 2021 Equity Incentive Plan was approved, subject to stockholder approval, by the board of directors on November 29, 2020. The 2021 Equity Incentive Plan became effective immediately upon the Closing.

A description of the 2021 Equity Incentive Plan is included in the proxy statement/prospectus in the section entitled “The 2021 Equity Incentive Plan Proposal” beginning on page 167 of the proxy statement/prospectus, which is incorporated herein by reference. The foregoing description of the 2021 Equity Incentive Plan is qualified in its entirety by the full text of the 2021 Equity Incentive Plan, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Following the Effective Time, View’s executive officers were granted performance-based restricted stock units for shares of Class A Common Stock of the Company (“Officer RSUs”) and options to purchase Class A Common Stock of the Company (“Officer Options” and together with the Officer RSUs, the “Officer Awards”) under the 2021 Equity Incentive Plan in the amounts set forth next to each executive officer’s name in the table below.

Executive Officer	Officer Options (#)	Officer RSUs (#)
Rao Mulpuri	0	7,500,000
Rahul Bammi	700,000	700,000
Vidul Prakash	1,000,000	1,000,000
Anshu Pradhan	700,000	700,000
Martin Neumann	700,000	700,000
Sridhar Kailasam	700,000	700,000
Nitesh Trikha	700,000	700,000
Bill Krause	500,000	500,000

The Officer RSUs are subject to time- and performance-based vesting conditions. The Officer RSUs time-vest over a four (4)-year period beginning on the Closing Date and performance-vest subject to the following conditions being met during such period: (i) fifty percent (50%) of the Officer RSUs subject to each award vests if the average closing stock price of shares of the Company’s Class A Common Stock equals or exceeds $15.00 over a sixty (60) trading day period at any time during the four (4)-year vesting period; and (ii) one hundred percent (100%) of the Officer RSUs subject to each award will be deemed earned if the average closing stock price of shares of Class A Common Stock equals or exceeds $20.00 over a sixty (60) trading day period at any time during the four (4)-year vesting period.

The Officer Options vest as to twenty-five percent (25%) of the shares subject to each executive officer’s grant of Officer Options on the twelve (12) month anniversary of the Closing Date, and the remaining seventy-five percent (75%) of the shares subject to each Officer Option vests on a monthly basis over the following thirty-six (36) months.

For further details about the Officer Awards, see “2021 Equity Incentive Plan Proposal — New Plan Benefits” beginning on page 176 of the proxy statement/prospectus, which is incorporated herein by reference.

View, Inc. 2021 Chief Executive Officer Incentive Plan and CEO Option Award

As previously disclosed at the Special Meeting, the stockholders of CF II considered and approved the View, Inc. 2021 Chief Executive Officer Incentive Plan (the “CEO Incentive Plan”). The CEO Incentive Plan was approved, subject to stockholder approval, by the board of directors on November 29, 2020. The CEO Incentive Plan became effective immediately upon the Closing.

A description of the CEO Incentive Plan is included in the proxy statement/prospectus in the section entitled “The CEO Incentive Plan Proposal” beginning on page 179 of the proxy statement/prospectus, which is incorporated herein by reference. The foregoing description of the CEO Incentive Plan is qualified in its entirety by the full text of the CEO Incentive Plan, which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Following the Effective Time, Rao Mulpuri received an option to purchase 25,000,000 shares of Class A Common Stock of the Company at an exercise price of $10.00 per share under the CEO Incentive Plan (the “CEO Option Award”), which vests and becomes exercisable upon satisfaction of the performance conditions set forth in the table below, contingent upon Dr. Mulpuri’s continued employment as Chief Executive Officer or as Executive Chairman of the Company on each such vesting date. If Dr. Mulpuri is still employed by the Company in a role other than the specified roles above, the option shares will no longer be able to vest under the option award, but Dr. Mulpuri can continue to hold unexercised vested option shares for the full term of the CEO Option Award.

Tranche	Option Shares (#)	Average Trading Price per Share of the Combined Entity ($)
1	2,500,000	20.00
2	2,500,000	30.00
3	2,500,000	40.00
4	2,500,000	50.00
5	2,500,000	60.00
6	2,500,000	70.00
7	2,500,000	80.00
8	2,500,000	90.00
9	2,500,000	100.00
10	2,500,000	110.00

For further details about the CEO Option Award, see “CEO Incentive Plan Proposal — New Plan Benefits” beginning on page 182 of the proxy statement/prospectus, which is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

On March 8, 2021, the Board of Directors determined to change the Company’s fiscal year end from March 31 of each year to December 31 of each year. The determination was made to align the Company’s fiscal year end with that of Legacy View.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on March 8, 2021, the board approved and adopted a new Code of Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Ethics can be found at https://investors.view.com/corporate-governance/governance-overview.

Item 5.06 Change in Shell Company Status

As a result of the Merger, which fulfilled the definition of a business combination as required by the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Merger Agreement are included in the proxy statement/prospectus under the section entitled “The Business Combination Proposal” beginning on page 125 of the proxy statement/prospectus and in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The audited consolidated financial statements and the related notes thereto of View Operating Corporation (formerly known as View, Inc.) as of December 31, 2020 and 2019 and for the years then ended are set forth in Exhibit 99.1 hereto.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended March 31, 2020 and the nine months ended December 31, 2020 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(c)	Exhibits.

Exhibit No.	Description

1.1	Business Combination Marketing Agreement, dated August 26, 2020, between CF Finance Acquisition Corp. II and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.2 to CF II’s Form 8-K, filed with the SEC on September 1, 2020).

2.1†	Agreement and Plan of Merger, dated as of November 30, 2020, by and among CF Finance Acquisition Corp. II, CF II, PVMS Merger Sub, Inc., and View, Inc. (incorporated by reference to Exhibit 2.1 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on February 11, 2021).

3.1	Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 3.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

3.2*	Amendment to Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II.

3.3*	Amended and Restated Certificate of Incorporation of View, Inc.

3.4	Bylaws of CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 3.4 to CF Finance Acquisition Corp. II’s Form S-1, filed with the SEC on August 7, 2020).

3.5*	Amended and Restated Bylaws of View, Inc.

4.1	Warrant Agreement, dated August 26, 2020, between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 4.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to CF Finance Acquisition Corp. II’s Registration Statement on Form S-1, filed with the SEC on August 14, 2020).

10.1	Form of Subscription Agreement, by and between CF Finance Acquisition Corp. II, and the undersigned subscriber thereto (incorporated by reference to Exhibit 10.1 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on February 11, 2021).

10.2	Form of Lock-Up Agreement, by and among CF Finance Acquisition Corp. II, View, Inc., and the undersigned holder thereto (incorporated by reference to Exhibit 10.4 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on February 11, 2021).

10.3	Registration Rights Agreement, by and among CF Finance Acquisition Corp. II, and the undersigned investors listed thereto (incorporated by reference to Exhibit 10.5 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on February 11, 2021).

10.4	Registration Rights Agreement, dated as of August 26, 2020, by and among CF Finance Acquisition Corp. II, CF Finance Holdings II, LLC and the other parties thereto (incorporated by reference to Exhibit 10.3 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

10.5*	First Amendment to Registration Rights Agreement, by and among CF Finance Acquisition Corp. II, CF Finance Holdings II, LLC and the undersigned investors listed thereto.

10.6*	2021 Equity Incentive Plan.

10.7*	2021 Chief Executive Officer Incentive Plan.

10.8	Form of Director Indemnification Agreement, by and between View, Inc. and the undersigned director thereto (incorporated by reference to Exhibit 10.8 to CF Finance Acquisition Corp. II’s S-4, filed with the SEC on December 23, 2020).

10.9	Form of Executive Officer Employment Agreement, by and between View, Inc. and the undersigned executive officer thereto (incorporated by reference to Exhibit 10.9 to CF Finance Acquisition Corp. II’s S-4, filed with the SEC on December 23, 2020).

10.10	Employment Agreement, dated November 21, 2018, by and between View. Inc. and Rao Mulpuri (incorporated by reference to Exhibit 10.10 to CF Finance Acquisition Corp. II’s S-4, filed with the SEC on December 23, 2020).

10.11	Industrial Lease Agreement, dated May 31, 2012, by and between the Company and Bryan Family Partnership II, LTD (incorporated by reference to Exhibit 10.13 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on January 26, 2021).

10.12	First Amendment to Industrial Lease Agreement, dated October 7, 2014, by and between the Company and 195 S. Milpitas Boulevard, LLC (incorporated by reference to Exhibit 10.14 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on January 26, 2021).

10.13	Second Amendment to Industrial Lease Agreement, dated October 2, 2017, by and between the Company and Jefferson Fields, LLC (incorporated by reference to Exhibit 10.15 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on January 26, 2021).

10.14	Industrial Lease Agreement, dated July 30, 2010, by and between Soladigm Inc. and Industrial Developments International, Inc. (incorporated by reference to Exhibit 10.16 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on January 26, 2021).

10.15	First Amendment To Industrial Lease Agreement, dated September 10, 2015, by and between the Company and Industrial North American Properties XI, LLC (incorporated by reference to Exhibit 10.17 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on January 26, 2021).

10.16	Second Amendment to Industrial Lease Agreement, dated March 1, 2018, by and between the Company and Industrial North American Properties XI, LLC (incorporated by reference to Exhibit 10.18 to CF Finance Acquisition Corp. II’s S-4/A, filed with the SEC on January 26, 2021).

10.17	Subscription Agreement, by and between CF Finance Acquisition Corp. II and the Subscriber named therein (incorporated by reference to Exhibit 10.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on January 11, 2021).

16.1*	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated March 12, 2021.

21.1*	List of Subsidiaries

99.1*	Audited consolidated financial statements of View Operating Corporation (formerly known as View, Inc.) as of December 31, 2020 and 2019 and for the years then ended.

99.2*	Unaudited pro forma condensed combined financial information of the Company as of December 31, 2020 and for the nine months then ended and for the twelve months ended March 31, 2020.

*	Filed herewith
†	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEW, INC.

By:	/s/ Vidul Prakash
	Name:	Vidul Prakash
	Title:	Chief Financial Officer

Dated: March 12, 2021